Exhibit 10.2

Exhibit A

CONFIDENTIAL TERM SHEET

PROPOSED STRATEGIC ALLIANCE BETWEEN

UTEK CORPORATION (UTK) & VITACUBE SYSTEMS HOLDINGS, INC. (PRH)

Statement of Work:  To identify technology acquisition opportunities for PRH from research universities and government laboratories. A first step in this process is the development of a Technology Acquisition Profile.  Once completed, we will identify and present technologies that meet this profile. While conducting our search we will maintain the confidentiality of PRH.

Term:  The term of the Agreement will be for 12 months unless terminated sooner. This Agreement may be renewed upon mutual, written agreement of the parties. Either party may terminate this agreement at any time with 30 days written notice.

Services:                                             UTK agrees to provide the following distinct services to PRH:

i.                  Identify synergistic new technologies from universities and government laboratories to help provide PRH with an enhanced new product pipeline.

ii.               Review technology acquisition opportunities for PRH while maintaining PRH’s confidentiality.

iii.            Present technology acquisition opportunities for PRH. PRH will have 30-days to determine if they want to go forward with the technology license.

a.               UTK after 30 days shall have the right to present the technology to other clients.

iv.           PRH acknowledges that the sources of technologies represented by UTEK are 3rd party research institutions for which UTEK does not control whether the technology will be shown to other parties by the licensor.

v.              At PRH’s request, UTK will prepare, and compile additional information regarding the technology acquisition opportunities for PRH.

vi.           At PRH’s request and upon mutual agreement between PRH and UTK, UTK will negotiate and seek to acquire a license to the requested technology for subsequent sale to and acquisition by PRH.

vii.        On a case-by-case basis, at PRH’s request and UTK’s sole discretion, UTK will propose an equity-financing plan for PRH’s consideration, to finance select technology acquisition opportunities for PRH.

viii.     PRH will not seek to acquire any technologies presented to PRH by UTK directly from the technology developer for a period of 24 months following the termination of this Strategic Alliance agreement.

ix.             The compensation quotation is valid for projects authorized and initiated within 30 days of the date of this term sheet.

Technology Transfer:  When a technology is shown to PRH that PRH wants to acquire, UTK will seek to acquire the license to a technology through one of its subsidiaries. UTK will then seek to provide a term sheet to PRH outlining the consideration to be paid by PRH for the acquisition of this technology.  UTK shall transfer this subsidiary to PRH in a stock for stock exchange under an “Agreement and Plan of Acquisition.”  The consideration to be paid by PRH to UTK will be based upon a markup to the value of the license and other assets in the subsidiary as determined by UTK and agreed to by both parties.

COMPENSATION

In consideration for providing these Services, PRH shall pay UTK $96,000 worth of unregistered shares of common stock (54,857 shares) upon the execution of this Strategic Alliance Agreement. 1/12th of the shares (4,571) shall vest each month during the term of this Agreement. If this Agreement is terminated any unvested shares will be returned to PRH.  Both PRH and UTK will cover their own out-of-pocket expenses incurred during the performance of this Strategic Alliance Agreement.

Approved by:

UTEK Corporation	VitaCube Systems Holdings, Inc.

/s/Clifford M. Gross	/s/ Earnest Mathis
Clifford M. Gross, Ph.D.	Earnest Mathis
Chief Executive Officer	Chief Executive Officer

Dated: Tuesday, May 20, 2005